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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 Registration Statement on Form S-3 (No. 333-123221) to Form SB-2 and related Prospectus of Xenonics Holdings, Inc. for the registration of 1,436,200 shares of its common stock and to the incorporation by reference therein of our report dated November 19, 2004 (with respect to the sixth paragraph of Note 7, December 3, 2004) with respect to our audit of the consolidated financial statements of Xenonics Holdings, Inc. for the year ended September 30, 2004 that is included in its Annual report on Form 10-KSB for the year ended September 30, 2004 and filed with the Securities and Exchange Commission.

                                             /s/ Eisner LLP

New York, New York
September 20, 2005